UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2012 (February 7, 2012)

Liberator, Inc.

(Exact name of registrant as specified in Charter)

Florida	000-53314	59-3581576
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2745 Bankers Industrial Drive

Atlanta, GA 30360

 (Address of Principal Executive Offices)

(770) 246-6400

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On November 15, 2011, the Company consummated the sale of its interest in its subsidiary, Web Merchants Inc. (“WMI”) to Web Merchants Atlanta, LLC, an entity controlled by the President and former majority shareholder of WMI, Fred Petrenko. The sale took place pursuant to the terms of a definitive Stock Purchase Agreement (the “WMI Sale Agreement”), which was previously disclosed in a Current Report on Form 8-K dated October 6, 2011. The WMI Purchase Agreement was filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K, which was filed on October 12, 2011.

At the November 15, 2011 closing of the sale of WMI, the Company received $700,000 in net proceeds, including $300,000 that had previously been delivered to the Company in the form of a down payment. In addition, 25,394,400 shares of Liberator common stock owned by Mr. Petrenko were surrendered by Mr. Petrenko and placed into escrow until certain outstanding loans of the Company were either satisfied or WMI and Mr. Petrenko had been provided with a written release of any liability as a guarantor.

On February 7, 2012, the Company obtained the written releases described in the escrow agreement and the 25,394,400 shares were disbursed from escrow to the Company and the shares were retired. Immediately following retirement of the 25,394,400 shares, there were 67,002,647 shares of common stock issued and outstanding.

On February 10, 2012, the Company issued a press release regarding the retirement of the shares. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)              Exhibits

Exhibit No.	Description

99.1	Press release dated February 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberator, Inc. (Registrant)

Date: February 10, 2012	By:	/s/ Ronald P. Scott
Ronald P. Scott Chief Financial Officer